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                                                                      EXHIBIT 15


                               [AALLP LETTERHEAD]


June 21, 2000


Panhandle Eastern Pipe Line Company:

We are aware that Panhandle Eastern Pipe Line Company has incorporated by reference in its Registration Statement on Form S-4 its Form 10-Q for the quarter ended March 31, 2000, which includes our report dated May 10, 2000 covering the unaudited interim consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


Arthur Andersen LLP